EXHIBIT 12.01


                      Travelers Group Inc. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)




                                                 Three months ended
                                                      March 31,
                                              -------------------------


                                                1996          1995
                                                ----          ----

Income from continuing operations
   before income taxes                        $  800          $470
Interest                                         497           455
Portion of rentals deemed to be interest          26            27
                                              ------          ----
  Earnings available for fixed charges        $1,323          $952
                                               =====           ===
Fixed charges
- -------------
Interest                                      $  497          $455
Portion of rentals deemed to be interest          26            27
                                               -----          ----
  Fixed charges                               $  523          $482
                                               =====           ===

Ratio of earnings to fixed charges              2.53x         1.98x
                                               =====         =====





The ratio of earnings to fixed charges has been computed by dividing earnings from continuing operations before income taxes and fixed charges by the fixed charges. For purposes of these ratios, fixed charges consist of interest expense and that portion of rentals deemed representative of the appropriate interest factor.